Exhibit 99.2

Chenghe Acquisition Co. Announces Closing of $115 Million Initial Public Offering and Exercise of Underwriters’ Over-Allotment Option in Full

SINGAPORE, May 3, 2022 /PRNewswire/ — Chenghe Acquisition Co. (Nasdaq: CHEAU) (the “Company”) today announced the closing of its initial public offering of 11,500,000 units, which includes 1,500,000 units issued pursuant to the exercise by the underwriters of their over-allotment option in full, at a public offering price of $10.00 per unit. Each unit consists of one Class A ordinary share and one-half of one redeemable warrant, with each whole warrant exercisable to purchase one Class A ordinary share at a price of $11.50 per share.

The units are listed on the Nasdaq Global Market (“Nasdaq”) and commenced trading under the ticker symbol “CHEAU” on April 28, 2022. Once the securities comprising the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on the Nasdaq under the symbols “CHEA” and “CHEAW,” respectively.

Chenghe Acquisition Co. is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue a business combination target in any business, industry or location, it intends to focus on financial technology or technology-enabled financial service companies, including artificial intelligence, big data, cloud and blockchain-related initiatives in Asian markets, which can benefit from the expertise and capabilities of the Company’s management team to create long-term shareholder value. However, the Company will not undertake its initial business combination with any entity based in or with its principal business operations in Mainland China, Hong Kong or Macau.

Morgan Stanley & Co. LLC and EarlyBirdCapital, Inc. are acting as joint book-running managers for the offering, and Revere Securities LLC is acting as co-manager.

A registration statement relating to these securities has been filed with the U.S. Securities and Exchange Commission (the “SEC”) and was declared effective by the SEC on April 27, 2022, Eastern Standard Time. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering was made only by means of a prospectus. Copies of the prospectus relating to this offering may be obtained from Morgan Stanley & Co. LLC, 180 Varick Street, 2nd Floor, New York, NY 10014, Attention: Prospectus Department, Email: prospectus@morganstanley.com.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the Company’s search for an initial business combination. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement for the initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.